Exhibit 3.15

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

OF

JCH GROUP, LLC

THIS OPERATING AGREEMENT (“Agreement”) is made to be effective the 14th day of January, 2011, by AVATAR PROPERTIES INC., a Florida corporation (“Avatar”).

W I T N E S S E T H:

WHEREAS, JCH GROUP, LLC (the “Company”) was formed on the 29th day of April, 2009, upon the filing of a Certificate of Formation in accordance with, and pursuant to, applicable provisions of the Laws of the State of Delaware; and

WHEREAS, the ownership and management of the Company are governed by that certain Organization and Limited Liability Company Operating Agreement of JCH GROUP, LLC dated effective as of January 1, 2009, as amended and restated pursuant to that certain Amended and Restated Organization and Limited Liability Company Agreement dated February 23, 2010, and as superseded in its entirety by that certain Amended and Restated Operating Agreement of JCH GROUP, LLC dated to be effective the 26th day of October, 2010 (collectively, the “Operating Agreement”); and

WHEREAS, on October 25, 2010, Avatar became the sole member of the Company and in that capacity is referred to herein as the Member; and

WHEREAS, Avatar, as sole member of the Company, desires to replace and supersede, by amendment and restatement of, the Operating Agreement, as set forth herein, and to define formally and express the terms of ownership and management of the Company.

NOW, THEREFORE, in consideration of the foregoing, the Member hereby adopts this Agreement as the Operating Agreement of the Company:

1. Operation of the Company. The Company shall operate as provided in this Agreement and pursuant to Delaware law, as the law may be amended from time to time; provided, however, that if there is any inconsistency between any provision of the law and the provisions of this Agreement, the provisions of this Agreement shall govern to the extent permitted by law.

2. Name of Company and Ownership of Assets. The name of the Company is “JCH GROUP, LLC” and title to all assets of the Company shall be held in such name. The business of the Company shall be conducted under such name.

3. Purpose of the Company. The purpose of the Company shall be to engage in any and all such activities as may be permitted by law.

4. Company Filings. The Member shall execute and file all documents required by Delaware law to be filed in connection with the continued existence of the Company, any amendments to its certificate of organization, and, at such time as the same may be required, any documents evidencing termination of the Company’s existence.

5. Place of Business. The principal place of business of the Company shall be located at 201 Alhambra Circle, 12th Floor, Coral Gables, Florida 33134, or at such other locations as may be selected by the Member from time to time.

6. Term. The Company shall continue until dissolved and liquidated pursuant to the provisions of Section 10 hereof.

7. Interest of Member. Avatar owns a one hundred percent (100%) interest in the Company.

8. Capital Contribution. No member is required to make capital contributions to the Company but any member may, at its option, make capital contributions to the Company.

9. Management Powers of the Member. The management, operation, and control of the Company shall vest in the Member, as designated in the Certificate of Organization, and the officers appointed by written consent of the Member as follows:

(a) The Member has appointed, and will from time to time appoint, officers and, to the extent necessary or appropriate, authorize others to carry out the purposes of the Company, including, without limitation, the power to execute, acknowledge, and deliver on behalf of the Company any and all documents and instruments as may be necessary or appropriate to effect the intent of the provisions set forth herein. The officers designated by the Member include a President, Executive Vice President, Vice President and Secretary, and Treasurer and Controller; however, such designations may be modified from time to time at the sole discretion of the Member.

(b) A Manager shall be appointed for the sole purpose of registering a natural person on behalf of the Company in order to comply with the licensure requirements of Arizona law and the Arizona Department of Real Estate.

10. Dissolution. The Company shall be dissolved upon the first to occur of the date approved by the Member, or if there is more than one member, on the date approved by all of the members.

SOLE MEMBER:

AVATAR PROPERTIES INC., a Florida corporation

By:	/s/ Juanita I. Kerrigan
Juanita I. Kerrigan
Vice President

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